Marina Biotech Announces a License Agreement to SMARTICLES and CRN platforms for Antisense DNA therapeutics

GlobeNewswire ● July 19, 2017

CITY OF INDUSTRY, Calif., July 19, 2017 (GLOBE NEWSWIRE) — Marina Biotech, Inc. (MRNA) a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for disease intersections of arthritis, hypertension, and cancer, today announced that they have entered into a license agreement with Oncotelic, Inc. regarding the Company’s SMARTICLES™ platform for the delivery of antisense DNA therapeutics. This represents the first time that the Company’s SMARTICLES™ technologies have been licensed in connection with delivery of Marina’s proprietary Conformationally Restricted Nucleotides and other antisense nucleotides. Under terms of the agreement, Oncotelic will invest $250,000 in Marina at a share price of $0.51. In addition, Marina may receive in certain circumstances a commercial license fee consummated by the sale to Oncotelic of shares of the common stock of Marina for an aggregate purchase price of $500,000, with the purchase price for each share of Marina common stock being the greater of $0.51 or the volume weighted average price of the Marina common stock at the time of purchase, and as well sales milestones, which sales milestones shall not exceed in any event Ninety Million Dollars ($90,000,000). Further details of the agreement were not disclosed.

“With the execution of this license agreement, the company extends its runway and enters into new areas of medicine,” stated Joseph W. Ramelli, CEO of Marina Biotech. “We are now beginning to see our delivery technologies used with various types of molecules and entities. We hope our delivery technologies continue to provide new therapeutic opportunities to the patient community.”

About Marina Biotech, Inc.

Marina Biotech’s focus is to treat the intersection of arthritis, pain, hypertension, and oncology diseases using combination therapies of already approved drugs. The company is developing and commercializing late stage, non-addictive pain therapeutics. The company’s ‘next-generation of celecoxib,’ including IT-102 and IT-103, are designed to control the dangerous side-effect of edema that prohibits the drug from being prescribed at higher doses. These have the potential of replacing opioids and combatting the opioid epidemic. Additionally we are developing therapeutic microbiome using the only orally bioavailable siRNAs platform against FAP and IBD. Additional information about Marina Biotech is available at http://www.marinabio.com.

Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to successfully integrate its business operations with those of IthenaPharma; (ii) the ability of Marina Biotech to obtain funding to support its clinical development; (iii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iv) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (v) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (vi) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent filings with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

Contact:

PR Contact
Falguni Trieu
Email: ftrieu@marinabio.com